Exhibit 10.3

UK Participants:

Note that by accepting this Enrollment/Change Form on the Fidelity Brokerage Services LLC enrollment page you hereby agree to accept all liability for secondary Class 1 NICs that may be payable by the Company and/or the Employer in connection with your participation in the ESPP and any event giving rise to Tax-Related Items. You further agree to the “Election To Transfer the Employer’s National Insurance Liability to the Employee” agreement with the Company in the form attached to this Enrollment /Change Form below (the “Joint Election Agreement”) as if you had manually signed and returned the Joint Election Agreement to the Company.

Exhibit 10.3

SERVICENOW, INC. (the “Company”)	Enrollment/Change Form
2012 Employee Stock Purchase Plan (“ESPP”) (Capitalized terms not defined in this form shall have the meaning set forth in the ESPP.)

Section 1: Actions	Check Desired Action: and Complete Sections Enroll in the ESPP 2 + 3 + 4 + 1 Change Contribution Percentage 2 + 4 + 1 Discontinue Contributions 2 + 5 + 1
Section 2: Personal Data	Name: Home Address: Social Security / Identification No.:	Department:
Section 3: Enroll	I hereby elect to participate in the ESPP, effective at the beginning of the next Offering Period. I elect to purchase shares of the Common Stock of the Company subject to the terms and conditions of the ESPP and this Enrollment/Change Form, including any applicable country-specific provisions in the Appendix attached hereto (together, the “Enrollment/Change Form”). I understand that shares of Common Stock purchased on my behalf will be issued in street name and deposited directly into my brokerage account with Fidelity Brokerage Services LLC or its affiliates. I hereby agree to take all steps, and sign all forms, required to establish an account with Fidelity Brokerage Services LLC or its affiliates for this purpose.

My participation will continue as long as I remain eligible, unless I withdraw from the ESPP by filing a new Enrollment/Change Form with the Company. If I transfer from the Company to a Participating Corporation or visa-versa or between Participating Corporations, my contributions as of the date of transfer will be used to purchase shares on the next Purchase Date, unless I choose to have such funds refunded to me. I understand that I cannot resume participation following my transfer until the start of the next Offering Period and must timely file a new enrollment form to do so. I understand that if I am a U.S. taxpayer, I must notify the Company of any disposition of shares of Common Stock purchased under the ESPP.
Section 4: Elect Contribution Percentage
I hereby authorize the Company to withhold from each of my paychecks such amount as is necessary to equal at the end of the applicable Offering Period __% of my Compensation (as defined in the ESPP) paid during such Offering Period as long as I continue to participate in the ESPP. That amount will be applied to the purchase of shares of the Company’s Common Stock pursuant to the ESPP. If I am paid in a currency other than U.S. dollars, my contributions will be converted into U.S. dollars prior to the purchase of the Common Stock. The percentage must be a whole number (from 1%, up to a maximum of 15

Please -increase -decrease my contribution percentage.

Note: You may change your contribution percentage only once within a Purchase Period to be effective during such Purchase Period and such change can only be to decrease your contribution percentage. An increase in your contribution percentage can only take effect with the next Offering Period. Each change will become effective as soon as reasonably practicable after the form is received by the Company

Section 5: Discontinue Contributions
I hereby elect to stop my contributions under the ESPP, effective as soon as reasonably practicable after this form is received by the Company. Please -refund all contributions to me in cash, without interest OR - use my contributions to purchase shares on the next Purchase Date. I understand that I cannot resume participation until the start of the next Offering Period and must timely file a new enrollment form to do so.

Exhibit 10.3

Section 6: Responsibility for Taxes	I acknowledge that, regardless of any action the Company or, if different, my employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to my participation in the ESPP and legally applicable to me or deemed by the Company or the Employer to be an appropriate charge to me even if technically due by the Company or the Employer (“Tax-Related Items”), I hereby acknowledge and agree that the ultimate liability for all Tax-Related Items is, and remains, my responsibility and may exceed the amount actually withheld by the Company, the Employer and/or the trustee, if any. I further acknowledge and agree that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of my participation in the ESPP, including, but not limited to, the grant or exercise of the options, the subsequent sale of shares of Common Stock acquired under the ESPP and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction, I acknowledge that the Company, the Employer (or former employer, as applicable) and/or any trustee may be required to withhold or account for Tax-Related Items in more than one jurisdiction

Prior to the relevant taxable or taxable withholding event, as applicable, I agree to pay or make adequate arrangements satisfactory to the Company and/or the Employer, as applicable, to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, which are qualified to deduct tax at source, to withhold all applicable Tax-Related Items by one or a combination of the following: (i) withholding from my wages or other cash compensation paid to me by the Company and/or the Employer; (ii) withholding from the proceeds of the sale of shares of Common Stock purchased under the ESPP either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization); (iii) withholding in shares of Common Stock to be issued upon purchase; and/or (iv) requiring that I pay the Tax-Related Items to the Company or my employer in the form of cash, check or wire transfer.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including the maximum rate in my jurisdiction(s), in which case I may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Common Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, I am deemed to have been issued the full number of shares of Common Stock subject to the options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of my participation in the ESPP.

Finally, I shall pay to the Company or the Employer any amount of any Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the ESPP or my purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to allow me to purchase shares of Common Stock and/or refuse to deliver shares of Common Stock or proceeds of the sale of shares of Common Stock if I fail to comply with my obligations in connection with the payment of Tax-Related Items.
Section 7: No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the ESPP, or my acquisition or sale of the underlying shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the ESPP before taking any action related to the ESPP

Exhibit 10.3

Section 8: Electronic Delivery and Acceptance.	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the ESPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the ESPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company
Section 9: Severability	The provisions of this Enrollment/Change Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 10: Appendix	Notwithstanding any provisions in this Enrollment/Change Form, the right to participate in the ESPP shall be subject to any special terms and conditions set forth in any Appendix to this Enrollment/Change Form for my country. Moreover, if I relocate to another country, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Enrollment/Change Form
Section 11: Imposition of Other Requirements	The Company, at its option, may elect to terminate, suspend or modify the terms of the ESPP at any time, to the extent permitted by the ESPP. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the ESPP in accordance with the ESPP withdrawal procedures then in effect. In addition, the Company reserves the right to impose other requirements on my participation in the ESPP, on any shares of Common Stock purchased under the ESPP, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 12: Governing Law	The interpretation, performance and enforcement of this Enrollment/Change Form shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Enrollment/Change Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Jose, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
Section 13: Waiver	I acknowledge that a waiver by the Company of breach of any provision of this Enrollment/Change Form shall not operate or be construed as a waiver of any other provision of this Enrollment/Change Form or of any subsequent breach by me or any other Participant.
Section 14: Acknowledgment and Signature
I acknowledge that I have received a copy of the ESPP and of the Prospectus (which summarizes the major features of the ESPP). I have read the Prospectus and my signature below (or my acceptance of this Enrollment/Change Form on the Fidelity Brokerage Services LLC enrollment page) indicates that I hereby agree to be bound by the terms of the ESPP and this Enrollment/Change Form
Signature: Date:

Exhibit 10.3
APPENDIX

SERVICENOW, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN
COUNTRY SPECIFIC PROVISIONS FOR NON-U.S. EMPLOYEES

I understand that this Appendix includes special terms and conditions applicable to me if I reside outside the United States or am otherwise subject to the laws of a country other than the United States. Unless otherwise stated, these terms and conditions are in addition to those set forth in the Enrollment/Change Form. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to it in the Enrollment/Change Form or the ESPP, as applicable.

I further understand that this Appendix also includes information relating to exchange control, securities laws and other issues of which I should be aware with respect to my participation in the ESPP. The information is based on the laws in effect in the respective countries as of April 2020. Such laws are often complex and change frequently. As a result, I understand that the Company strongly recommends that I not rely on the information herein as the only source of information relating to the consequences of my participation in the ESPP because the information may be out of date at the time that I purchase shares of Common Stock or sell shares of Common Stock purchased under the ESPP.

In addition, the information contained herein is general in nature and may not apply to my particular situation and the Company is not in a position to assure me of any particular result. Accordingly, I should seek appropriate professional advice as to how the relevant laws in my country may apply to my situation.
Finally, I understand that if I am a citizen or resident of a country other than the one in which I am currently working and/or residing, transfer employment and/or residency after enrolling in the ESPP, or am considered a resident of another country for local law purposes, the information contained herein may not apply to me, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

All Participants Outside the U.S.

1.Nature of Grant. By enrolling and participating in the ESPP, I acknowledge, understand and agree that:
a.the ESPP is established voluntarily by the Company and it is discretionary in nature;

b.the grant of the option is exceptional, voluntary and occassional and does not create any contractual or other right to receive future options to purchase shares of Common Stock, or benefits in lieu of options, even if options have been granted in the past;

c.all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

d.the grant of the option and my participation in the ESPP shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary to terminate my employment relationship (if any);

e.I am voluntarily participating in the ESPP;

f.the ESPP and the shares of Common Stock purchased under the ESPP and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind

Exhibit 10.3
rendered to the Company or Employer, and which is outside the scope of my employment or service contract, if any;

g.the ESPP and the shares of Common Stock subject to the ESPP and the income and value of same are not intended to replace any pension rights or compensation;

h.the ESPP and the shares of Common Stock subject to the ESPP and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

i.the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

j.the value of the shares of Common Stock purchased under the ESPP may increase or decrease in the future, even below the purchase price;

k.in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), except for certain leave of absences set forth in Section 12 of the ESPP, my right to participate in the ESPP will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Committee shall have exclusive discretion to determine when I am no longer actively employed for purposes of my option;

l.unless otherwise provided in the ESPP or by the Company in its discretion, the option to purchase shares of Common Stock and the benefits evidenced by this Enrollment/Change Form do not create any entitlement to have the ESPP or any such benefits granted thereunder, transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

m.unless otherwise agreed with the Company, the ESPP and any shares of Common Stock acquired thereunder, and the income and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of a Subsidiary;

n.I acknowledge and agree that neither the Company, the Employer nor any Subsidiary, shall be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the value of the shares of Common Stock or any amounts due pursuant to the purchase of the shares or the subsequent sale of any shares of Common Stock purchased under the ESPP; and

o.no claim or entitlement to compensation or damages shall arise when I withdraw from the ESPP due to my termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and in consideration of the grant of the option and the issuance of shares of Common Stock under the ESPP, I agree not to institute any claim against the Company, its Subsidiaries or the Employer.

Exhibit 10.3
2.Data Privacy Information and Consent. The Company is located at 2225 Lawson Lane, Santa Clara, California 95054 U.S.A. and grants options to employees of the Company and its Subsidiaries and affiliates, at its sole discretion. If I would like to participate in the ESPP, I should review the following information about the Company’s data processing practices.

a.Data Collection and Usage. The Company (as well as my Employer and the Company’s other Subsidiaries) collects, processes and uses personal data of employees, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all options canceled, vested, or outstanding in my favor, which the Company receives from me or the Employer. If the Company offers me an option under the ESPP, then the Company will collect my personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the ESPP. The Company relies on my explicit consent for the processing of my personal data in this manner and as otherwise set out below.

b.Stock Plan Administration Service Providers. The Company transfers employee data amongst its’ Subsidiaries and affiliates and also to Fidelity Brokerage Services LLC or its affiliates (“Fidelity”) an independent service provider based in the United States which assists the Company with the implementation, administration and management of the ESPP. In the future, the Company may select a different service provider and share my data with another company that serves in a similar manner. By participating in the ESPP, I give my consent to such transfer of data, or to such alternative third party service provider that the Company may select in the future. The Company’s service provider will open an account for me to receive and trade shares of Common Stock. I will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of my ability to participate in the ESPP.

c.International Data Transfers. The Company and its service providers are based in the United States. If I am outside the United States, I should note that my country has enacted data privacy laws that are different from the United States. By participating in the ESPP, I give my consent to the transfer of my data to the United States, or to such other jurisdiction as may be necessary for the delivery of the ESPP and administration thereof.

d.Data Retention. The Company will use my personal data only as long as is necessary to implement, administer and manage my participation in the ESPP or as required to comply with, or satisfy, any legal or regulatory obligations, including under tax and security laws. The Company may also keep data longer as part of my normal employee file and record, based on such retention policy as may be notified from time to time.

e.Voluntariness and Consequences of Consent Denial or Withdrawal. My participation in the ESPP and my grant of consent is purely voluntary. I may deny or withdraw my consent at any time. If I do not consent, or if I withdraw my consent, I cannot participate in the ESPP. This would not affect my salary as an employee or my career; I would merely forfeit the opportunities associated with the ESPP.

f.Data Subject Rights. I may have a number of rights under data privacy laws in my particular country. Depending on where I am based, my rights may include the right to (a) to request access or copies of personal data the Company’s processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in my country, and/or (g) a list with the names and addresses of any potential recipients of my personal data. To receive clarification regarding my rights or to exercise my rights please contact Stock Plan Administration.

Exhibit 10.3

If I agree with the data processing practices as described in this notice, I should declare my consent by accepting this Enrollment/Change Form on the Fidelity enrollment page.

3. Language. I acknowledge that I am proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow me to understand the terms and conditions of this Enrollment/Change Form. If I have received this Enrollment/Change Form or any other document related to the ESPP translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4. Insider Trading Restrictions / Market Abuse Laws. I acknowledge I may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including my country and the designated broker’s country, which may affect my ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to the shares of Common Stock (i.e., options) or rights linked to the value of the shares of Common Stock under the ESPP during such times as I am considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I placed before I possessed inside information. Furthermore, I could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions and I am encouraged to speak to my personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in my country.

5. Foreign Asset/Account Reporting. I acknowledge that depending on my country of residence, I may be subject to certain foreign asset and/or account reporting requirements which may affect my ability to acquire or hold shares of Common Stock under the ESPP in a brokerage or bank account outside of my country of residence. Further, I may be required to report such amounts, assets or transactions to the tax or other authorities in my country. I also may be required to repatriate sale proceeds or other funds received as a result of my participation in the ESPP to my country through a designated bank or broker and/or within a certain time after receipt. In addition, I may be subject to tax payment and/or reporting obligations in connection with any income realized under the ESPP and/or from the sale of shares of Common Stock. I acknowledge I am responsible for ensuring compliance with such regulations and should speak with a personal legal and tax advisors, as applicable, regarding this matter.

AUSTRALIA

Securities Law Notification.

I acknowledge and agree that my rights to participate in the ESPP and purchase shares of Common Stock are subject to the terms and conditions stated in the Offer Document distributed to me with the Enrollment/Change Form and other ESPP documents, and to the requirements of Class Order exemption 14/1000 of the Australian Securities and Investments Commission.

Exchange Control Notification.
I understand that if I am an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with

Exhibit 10.3
the transaction, the bank will file the report on my behalf. If there is no Australian bank involved in the transfer, I will be required to file the report.

AUSTRIA

Interest Waiver.

By enrolling in the ESPP and accepting the terms of the Enrollment/Change Form, I unambiguously consent to waive my right to any interest with respect to payroll deductions accumulated for me during an Offering Period.

Exchange Control Notification.

If I hold shares of Common Stock acquired under the ESPP outside of Austria, I may be required to submit a report to the Austrian National Bank. An exemption applies if the value of the shares of Common Stock as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly reporting obligations are imposed, whereas if the latter threshold is exceeded, annual reporting obligations are imposed. The deadline for filing the quarterly report is the 15th of the month following the respective quarter. The deadline for filing the annual report is January 31 of the following year.

I also understand that when I sell shares of Common Stock acquired under the ESPP, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

Foreign Asset/Account Reporting Notification.

If I am a Belgian resident, I am required to report any bank or securities accounts, including an account in which shares of Common Stock are held, opened outside Belgium in my annual tax return. The first time

I report such accounts, in a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened) must be provided to the Central Contact Point of the National Bank of Belgium. The forms to complete this report, as well as additional information on how to complete the forms are available on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax Notification.

A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when shares of Common Stock are purchased and when such shares are sold. I understand I should consult with my tax or financial advisor for additional details on my obligations with respect to the stock exchange tax.

Exhibit 10.3
BRAZIL

Authorization for ESPP Participation.

I hereby authorize the Employer to make payroll deductions from each of my paychecks in that percentage of my Compensation (up to 15%) that I have specified in the Enrollment/Change Form and I authorize the Employer to remit such accumulated payroll deductions, on my behalf, to the United States of America, to purchase the shares of Common Stock, as provided by Ruling No. 3,691/13 of the Central Bank, under the terms of the ESPP.

Upon request by the Company or the Employer, I agree to execute a letter of authorization and any other agreements or consents that may be required to enable the Employer, the Company, any Subsidiary or any third party designated by the Employer or the Company to remit my accumulated payroll deductions from Brazil for the purchase of shares of Common Stock. I understand that if I fail to execute a letter of authorization or any other form of agreement or consent that is required for the remittance of my payroll deductions, I will not be able to participate in the ESPP.

Compliance with Law.

By participating in the ESPP, I agree to comply with applicable Brazilian laws and to report and pay any and all Tax-Related Items associated with participation in the ESPP, including the purchase and subsequent sale of shares of Common Stock acquired under the ESPP.

Labor Law Acknowledgment.

By participating in the ESPP, I acknowledge that (i) I am making an investment decision, (ii) shares of Common Stock will be issued to me only if I continue to be an eligible employee through the Purchase
Date, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease without compensation to me.

Foreign Asset/Account Reporting Notification.

If I am resident or domiciled in Brazil, I understand that I will be required to submit an annual declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include any shares of Common Stock acquired under the ESPP. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement. It is my responsibility to comply with this reporting obligation and I should consult my personal advisor in this regard.

Tax on Financial Transactions (IOF).

Cross-border financial transactions related to the ESPP may be subject to the IOF (tax on financial transactions). I understand I should consult with my personal tax advisor for additional details.

Exhibit 10.3
CANADA

Termination of Service.

This provision replaces Section 7(j) of the Enrollment/Change Form:
In the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), except for certain leave of absences set forth in Section 12 of the ESPP, my right to participate in the ESPP, if any, will terminate effective as of the earlier of (i) the date of termination, (ii) the date upon which I receive notice of termination, or (iii) the date on which I am not longer actively providing services to the Employer, regardless of any notice period under Canadian provincial laws (including, but not limited to, statutory law, regulatory law and/or common law). In the event that the date I am no longer actively providing services cannot be reasonably determined under the terms of the Enrollment/Change Form and the ESPP, the Committee shall have exclusive discretion to determine when I am no longer actively providing services for purposes of my option.

Securities Law Notification.

I understand that I am permitted to sell shares of Common Stock purchased under the ESPP through the designated broker appointed under the ESPP, provided the resale of shares of Common Stock takes place outside Canada through the facilities of a stock exchange on which the shares are listed. The shares are currently listed on New York Stock Exchange.

Foreign Asset/Account Reporting Notification.

I am required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total cost of my foreign specified property exceeds C$100,000 at any time in the year. Foreign specified property includes shares of Common Stock acquired under the ESPP and their cost generally is the adjusted cost base (“ACB”) of the Common Stock acquired under the ESPP. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if I own other shares of Common Stock (e.g., acquired under other circumstances or at another time), this ACB may be averaged with the ACB of the other shares of Common Stock. The form T1135 must be filed by April 30 of the following year. I am advised to consult with a personal advisor to ensure that I comply with the applicable requirements.

THE FOLLOWING PROVISIONS WILL APPLY IF I AM A RESIDENT OF QUEBEC:

Language Consent.

The parties acknowledge that it is their express wish that the Enrollment/Change Form, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la convention.

Exhibit 10.3

DENMARK

Danish Stock Option Act.

I acknowledge that I have received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act.

Foreign Asset/Account Reporting Notification.

I acknowledge and understand if I establish an account holding shares of Common Stock or cash outside of Denmark, I must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank.

FINLAND

There are no country-specific provisions.

FRANCE

FRENCH TRANSLATIONS OF PROVISIONS CONCERNING AUTHORIZATION TO PARTICIPATE IN ESPP

Participation in the ESPP (Section 6 of the ESPP).
(a) Any employee who is an eligible employee determined in accordance with section 4 of the ESPP immediately prior to the initial Offering Period will be automatically enrolled in the initial Offering Period under the ESPP. With respect to subsequent Offering Periods, any eligible employee determined in accordance with Section 4 of the ESPP will be eligible to participate in the ESPP, subject to the requirement of Section (b) hereof and the other terms and provisions of the ESPP.

(b) Notwithstanding the foregoing, (i) an eligible employee may elect to decrease the number of shares of Common Stock that such employee would otherwise be permitted to purchase for the initial Offering Period under the ESPP and/or purchase shares of Common Stock for the initial Offering Period through payroll deductions by delivering a Enrollment/Change Form to the Company within thirty (30) days after the filing of an effective registration statement pursuant to Form S-8 and (ii) the Committee may set a later time for filing the Enrollment/Change Form authorizing payroll deductions for all eligible employees with respect to a given Offering Period. With respect to Offering Periods after the initial Offering Period, a Participant may elect to participate in the ESPP by submitting an Enrollment/Change Form prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.

(c) Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period unless the Participant withdraws or is deemed to withdraw from the ESPP or terminates further participation in the Offering Period as set forth in section 11 of the ESPP. Such Participant is not required to file any additional Enrollment / Change Form in order to continue participation in the ESPP.

Exhibit 10.3

Participation dans l’ESPP (Section 6 du ESPP).

(a) Tout salarié qui est un salarié éligible conformément à la section 4 de l’ESPP immédiatement avant la Période initiale d’Offre participera automatiquement à la Période intiale d’Offre de l’ESPP. Concernant les Périodes d’Offres suivantes, tout salarié éligible conformément à la Section 4 de l’ESPP sera éligible pour participer à l’ESPP, à la condition de respecter les conditions énoncées Section (b) des présentes et tous les autres termes et conditions de l’ESPP.

(b) Nonobstant ce qui précède, (i) un salarié éligible peut choisir de diminuer le nombre d’Actions Ordinaires dont il aurait pu être autorisé à faire l’acquisition au titre de la Période initiale d’Offre de l’ESPP, et/ou d’acquérir des Actions Ordinaires au titre de la Période initiale d’Offre par prélèvement sur son salaire par la remise d’un Formulaire de Participation/Modification à la Société dans les trente (30) jours suivant le dépôt d’une déclaration d’enregistrement conformément au Formulaire S-8, et, (ii) le Comité peut décider, concernant une Période d’Offre donnée, que le dépôt du Formulaire de Participation/Modification, autorisant le prélèvement sur salaire de tout salarié éligible, peut être repoussé. Concernant les Périodes d’Offres qui suivent la Période initiale d’Offre, un Participant peut choisir de participer à l’ESPP par le dépôt d’un Formulaire de Participation/Modification avant le début de la Période d’Offre concernée (ou toute date antérieure décidée par le Comité).

(c) Dès lors qu’un salarié devient un Participant pour une Période d’Offre, alors ledit Participant participera automatiquement à la Période d’Offre commençant immédiament après le dernier jour de la Période d’Offre antérieure à moins que le Participant se retire, ou soit considéré comme se retirant de l’ESPP, ou cesse sa participation à la Période d’Offre tel que cela est prévu à la Section 11 de l’ESPP. Ledit Participant n’a pas à déposer de Formulaire pour continuer à participer à l’ESPP.

Payroll Deduction Authorization.

This provision replaces Section 4 of the Enrollment/Change Form:

I hereby authorize the Company to withhold from each of my paychecks such amount as is necessary to equal at the end of the applicable Offering Period __% of my Compensation (as defined in the ESPP) paid during such Offering Period as long as I continue to participate in the ESPP. That amount will be applied to the purchase of shares of the Company’s Common Stock pursuant to the ESPP. If I am paid in a currency other than U.S. dollars, my contributions will be converted into U.S. dollars prior to the purchase of the Common Stock. The percentage must be a whole number (from 1%, up to a maximum of 5%).

Please -increase -decrease my contribution percentage.

Note: You may change your contribution percentage only once within a Purchase Period to be effective during such Purchase Period and such change can only be to decrease your contribution percentage. An increase in your contribution percentage can only take effect with the next Offering Period. Each change will become effective as soon as reasonably practicable after the form is received by the Company.

Exhibit 10.3

Autorisation du Prélèvement sur Salaire.

Cette disposition remplace Section 4 du Formulaire de Participation/Modification:

Par les présentes, j’autorise la Société à prélever sur chacun de mes salaires le montant nécessaire afin d’égaler, à la fin de ladite Période d’Offre, __% de ma Rémunération (telle que définie dans l’ESPP) payée pendant ladite Période d’Offre et ce, aussi longtemps que je continuerais à participer à l’ESPP. Ce montant servira à l’acquisition d’Actions Ordinaires de la Société conformément à l’ESPP. Si je suis payé dans une devise autre que le dollar U.S., mes contributions devront être converties en dollars U.S. avant l’acquisition des Actions Ordinaires. Le pourcentage doit être un chiffre entier (de 1% à un maximum de 5%).

Veuillez -augmenter- diminuer mon pourcentage de contribution.

Remarque : Vous pouvez modifier le pourcentage de votre contribution seulement une fois lors d’une Période d’Acquisition pour que cette modification soit effective lors de cette même Période d’Acquisition, et cette modification ne peut que diminuer votre pourcentage de contribution. Une augmentation de votre pourcentage de contribution ne peut prendre effet que lors de la Période d’Offre suivante. Toute modification deviendra effective aussitôt que cela sera raisonnablement pratiquement possible après réception du formulaire par la Société.

Limitations on Shares of Common Stock to be Purchased.

Notwithstanding anything in Section 10 of the ESPP to the contrary, I understand that I am subject to the following additional requirements: (i) I may not purchase more than two hundred (200) whole shares of Common Stock in any individual Purchase Period; and (ii) I will not be granted a right to purchase Common Stock under the ESPP at a rate which exceeds one thousand two hundred and fifty dollars ($1,250) of the fair market value of such shares of Common Stock (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time.

Language Consent.

By signing and returning or by otherwise accepting the Enrollment/Change Form, I confirm having read and understood the documents relating to the ESPP (the ESPP, the Enrollment/Change Form and this Appendix) which were provided to me in the English language, except for the payroll authorization set forth in French above. I accept the terms of those documents accordingly.

Consentement relatif à la Langue utilisée.

En signant et en renvoyant le présent Formulaire de Participation/Modification ou en l’approuvant d’une quelconque manière, je confirme avoir lu et compris les documents relatifs à cette attribution de droits d’achat d’actions qui m’ont été remis en langue anglaise hormis l’autorisation du prélèvement sur salaire tel que stipulé en français ci-dessus (l’ESPP, le Formulaire de Participation/Modification ainsi que la présente Annexe). J’accepte les conditions afférentes à ces documents en connaissance de cause.

Exhibit 10.3
Exchange Control Notification.

I acknowledge and understand I must declare to the customs and excise authorities any cash or securities I import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €10,000. With respect to any foreign account balances exceeding €1,000,000, I must report any transactions carried out on those accounts to the Bank of France on a monthly basis.

Foreign Asset/Account Reporting Notification.

I acknowledge and understand that I may hold shares of Common Stock acquired under the ESPP outside France provided that I declare all foreign accounts, whether open, current, or closed in my income tax return. Failure to comply could trigger significant penalties.

GERMANY

Exchange Control Notification.

Cross-border payments in excess of €12,500 in connection with the sale of securities must be reported monthly to the German Central Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of share of Common Stock), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of the report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. I am responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

Foreign Asset/Account Reporting Information.

German residents holding shares of Common Stock must notify their local tax office of the acquisition of shares of Common Stock when they file their tax returns for the relevant year if (i) the value of the shares of Common Stock acquired exceeds €150,000 and I own 1% or more of the total shares of Common Stock of the Company, or (ii) in the unlikely event that the resident holds Common Stock exceeding 10% of the Company’s total Common Stock.

HONG KONG

Restriction on Sale of Shares of Common Stock.

I understand that shares of Common Stock received at purchase are acquired as a personal investment. To facilitate compliance with securities laws in Hong Kong, I agree that I will not dispose of any shares of Common Stock acquired under the ESPP within six (6) months of the beginning of the relevant Offering Period under which such shares of Common Stock were acquired.

Securities Law Notification.

Exhibit 10.3
WARNING: The contents of the ESPP, the Enrollment/Change Form and this Appendix have not been reviewed by any regulatory authority in Hong Kong. I am advised to exercise caution in relation to the offer. If there is any doubt about any of the contents of the ESPP, the Enrollment/Change Form, including this Appendix, or any other communication materials, I should obtain independent professional advice. The option to purchase shares of Common Stock and the shares of Common Stock to be issued under the ESPP do not constitute a public offer of securities and are available only for employees of the Company or any of its Participating Corporations. The ESPP, the Enrollment/Change Form, including this Appendix, and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each Participant and may not be distributed to any other person.

INDIA

Exchange Control Notification.

Due to exchange control restrictions in India, I understand that I am required to repatriate any cash dividends paid on shares of Common Stock acquired under the ESPP within such time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. I understand I must obtain a foreign inward remittance certificate (“FIRC”) from the bank where I deposit the funds and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. I understand that it is my responsibility to comply with exchange control laws in India.

Foreign Asset/Account Reporting Notification.
I understand if I am an Indian resident I am required to declare any foreign bank accounts and any foreign financial assets (including shares of Common Stock acquired under the ESPP) in my annual tax returns. It is my responsibility to comply with this reporting obligation and I should consult my personal advisor in this regard.

IRELAND

There are no country-specific provisions.

ISRAEL

Immediate Sale Restriction.

Notwithstanding anything to the contrary in the ESPP or Enrollment/Change Form, due to tax requirements in Israel, the Company reserves the right to immediately sell shares of Common Stock acquired upon exercise of my options. If the Company forces the sale of shares acquired upon exercise of my options, I agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the shares of Common Stock (on my behalf pursuant to this authorization) and I expressly authorize such broker to complete the sale of such shares. I acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to me provided any liability for Tax-Related Items resulting from the exercise of my options has been satisfied. Due to fluctuations in the share price and/or the U.S. dollar exchange rate between the purchase date and (if later) the date on which the shares are sold, the sale proceeds may be more or less than the market value of the shares on

Exhibit 10.3
the purchase date (which is the amount relevant to determining my tax liability). I understand and agree that the Company is not responsible for the amount of any loss I may incur and that the Company assumes no liability for any fluctuations in the share price and/or U.S. dollar exchange rate.

Exhibit 10.3

Securities Law Information.
The offer to participate in the ESPP is being made pursuant to an exemption from the requirement to file and publish a prospectus in Israel regarding the ESPP obtained from the Israeli Securities Authority. Copies of the ESPP and the Form S-8 registration statement for the ESPP filed with the U.S. Securities and Exchange Commission will be made available by request. Alternatively, copies of the ESPP and the Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission will be available on the respective Fidelity online portal for employees.

ITALY

ESPP Document Acknowledgment.

By enrolling and participating in the ESPP, I acknowledge that I have received a copy of the ESPP and the Enrollment/Change Form and have reviewed the ESPP and the Enrollment/Change Form in their entirety and fully understand and accept all provisions of the ESPP and the Enrollment/Change Form. I further acknowledge that I have read and specifically and expressly approve the Sections of the Enrollment/Change Form addressing (i) Responsibility for Taxes (Section 6), (ii) Imposition of Other Requirements (Section 11), and (iii) Governing Law (Section 12) and the Nature of Grant (Section 1) and Data Privacy (Section 2) of this Appendix.

Tax Notification.

I acknowledge I may be eligible to exempt up to EUR 2,065 per year of the discount from income tax and social insurance contributions, provided that I do not sell my shares of Common Stock purchased under the ESPP to the Company or to my Employer and I do not otherwise sell the shares of Common Stock within three (3) years of purchase. If I sell my shares of Common Stock purchased under the ESPP to the Company or my Employer or otherwise sell the shares of Common Stock within three (3) years of purchase, the previously exempted amount, if any, will be subject to income tax and social insurance contributions in the year of sale and I must notify my Employer of such sale. I should consult my personal tax advisor for additional information.

Foreign Asset/Account Reporting Notification.

Italian residents who, during any fiscal year, hold investments or financial assets outside of Italy (e.g., cash, shares of Common Stock) which may generate income taxable in Italy (or who are the beneficial owners of such an investment or asset even if not directly holding the investment or asset), are required to report such investments or assets on the annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if not required to file a tax return).

Foreign Financial Asset Tax Notification.

The value of any shares of Common Stock (and certain other foreign assets) an Italian resident holds outside Italy may be subject to a foreign financial assets tax. The taxable amount is equal to the fair market value of the shares of Common Stock on December 31 or on the last day the shares of Common Stock were held (the tax is levied in proportion to the number of days the shares of Common Stock were held over the calendar year). The value of financial assets held abroad must be reported in Form RM of the annual tax return. I should consult my personal tax advisor for additional information about the foreign financial assets tax.

Exhibit 10.3
JAPAN

Limitation on Offering.

If I reside and/or work in Japan, my participation in the ESPP may be limited as a result of applicable securities laws. Specifically, the aggregate value of shares of Common Stock to be offered for purchase by all ESPP participants residing and/or working in Japan will be limited to less than an aggregate amount of ¥100,000,000 on an annual basis. It is also possible that certain other equity awards in Japan will count against this ¥100,000,000 threshold. If ESPP participants in the Japan elect to contribute more than this amount during any year, contribution rates will be prorated to ensure that this threshold is not exceeded.
If my participation is prorated, I understand that I will receive a notice from the Company explaining the proration.

Exchange Control Notification.
I understand if I am a Japanese resident and I pay more than ¥30,000,000 for the purchase of shares of Common Stock in any one transaction, I must file a Payment Report with the Ministry of Finance (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. If I acquire shares of Common Stock whose value exceeds ¥100,000,000 in a single transaction, I must also file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the shares of Common Stock. The forms to make these reports can be acquired at the Bank of Japan.

A Payment Report is required independently of a Securities Acquisition Report. Consequently, if the total amount that I pay on a one-time basis to purchase shares exceeds ¥100,000,000, I must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Reporting Notification.

I am required to report details of any assets held outside Japan as of December 31 (including shares of Common Stock acquired under the ESPP), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. I am advised to consult with my personal tax advisor to determine if the reporting obligation applies to my personal situation.

MEXICO

No Entitlement or Claims for Compensation.

The following provisions supplement Section 1 of this Appendix.

Modification.

By participating in the ESPP, I understand and agree that any modification of the ESPP or the Enrollment/Change Form or its termination shall not constitute a change or impairment of the terms and conditions of my employment.

Policy Statement.

I acknowledge that the option to purchase shares of Common Stock is making under the ESPP is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

Exhibit 10.3
I acknowledge that the Company, with registered offices at 2225 Lawson Lane, Santa Clara, CA 95054, U.S.A., is solely responsible for the administration of the ESPP and participation in the ESPP and the acquisition of shares does not, in any way, establish an employment relationship between myself and the Company since I am participating in the ESPP on a wholly commercial basis, nor does it establish any rights between myself and the Employer.

Plan Document Acknowledgment.

By participating in the ESPP, I acknowledge that I have received copies of the ESPP, have reviewed the ESPP and the Enrollment/Change Form in their entirety and fully understand and accept all provisions of the ESPP and the Enrollment/Change Form.

In addition, by accepting the Enrollment/Change Form, I further acknowledge that I have read and specifically and expressly approved the terms and conditions in Section 1 of this Appendix, in which the following is clearly described and established: (i) participation in the ESPP does not constitute an acquired right; (ii) the ESPP and participation in the ESPP is offered by the Company on a wholly discretionary basis; (iii) participation in the ESPP is voluntary; and (iv) the Company and any Subsidiary are not responsible for any decrease in the value of the shares.

Finally, I hereby declare that I do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of my participation in the ESPP and therefore grant a full and broad release to the Employer, the Company and any Subsidiary with respect to any claim that may arise under the ESPP.

Spanish Translation

Sin derecho a compensación o reclamaciones por compensación

Las siguientes disposiciones complementan la Sección 1 del Apéndice:

Modificación.

Al participar en el ESPP, entiendo y acuerdo que cualquier modificación el ESPP o al Contrato o su terminación no constituirá un cambio o perjuicio a los términos y condiciones de empleo.

Declaración de Política.

El Reconozco que el otorgamiento de la opción que la Compañía está haciendo de conformidad con el ESPP es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin responsabilidad alguna.

Reconozco que la Compañía, con oficinas registradas ubicadas en 2225 Lawson Lane, Santa Clara, CA 95054, EE.UU. es únicamente responsable de la administración del ESPP y la participación en el ESPP y la adquisición de acciones no establece, de forma alguna, una relación de trabajo entre la Compañía y yo, ya que estoy participando en el ESPP de una forma totalmente comercial, y tampoco establece ningún derecho entre el Patrón y yo.

Reconocimiento del Documento del ESPP. Al participar en el ESPP, reconozco que he recibido copias del ESPP, he revisado el ESPP y el Contrato en su totalidad y entiendo y acepto completamente todas las disposiciones contenidas en el ESPP y en el Contrato.

Exhibit 10.3
Adicionalmente, al aceptar el Contrato, reconozco que he leído y específica y expresamente he aprobado los términos y condiciones de la Sección 1 del Apéndice, en la que lo siguiente está claramente descrito y establecido: (i) la participación en el ESPP no constituye un derecho adquirido; (ii) el ESPP y la participación en el ESPP es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el ESPP es voluntaria; y (iv) la Compañía y cualquier empresa Subsidiaria no son responsables por cualquier disminución en el valor de las acciones.

Finalmente, declaro que no me reservo ninguna acción o derecho para interponer cualquier demanda o reclamación en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de mi participación en el ESPP y, por lo tanto, otorgo el más amplio finiquito al Patrón, la Compañía y cualquier empresa Subsidiaria con respecto a cualquier demanda o reclamación que pudiera surgir en virtud del ESPP.

NETHERLANDS

Labor Law Acknowledgment.

By enrolling in the ESPP, I acknowledge that the options and shares of Common Stock purchased under the ESPP are intended as an incentive for me to remain employed with the Company or Employer and are not intended as remuneration for labor performed.

NEW ZEALAND

Securities Law Notification.

Warning: This is an offer of options to purchase shares of Common Stock under the ESPP. Options to purchase shares of Common Stock under the ESPP give me the opportunity to acquire a stake in the ownership of the Company. I may receive a return if dividends are paid on the shares of Common Stock.
If the Company runs into financial difficulties and is wound up, I will be paid only after all creditors have been paid. I may lose some or all of my investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.
The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, I may not be given all the information usually required. I will also have fewer other legal protections for this investment.

I should ask questions, read all documents carefully, and seek independent financial advice before committing myself.

For information on risk factors impacting the Company’s business that may affect the value of the shares of Common Stock, I should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://www.servicenow.com/company/investor-relations.html.

NORWAY

There are no country-specific provisions.

Exhibit 10.3

SINGAPORE

Restriction on Sale of Shares of Common Stock.

I understand, to the extent I sell, offer to sell or otherwise dispose of shares of Common Stock purchased under the ESPP within six months of the beginning of the relevant Offering Period, I am permitted to dispose of such shares of Common Stock through the designated broker under the ESPP, if any, provided the resale of shares of Common Stock acquired under the ESPP takes place outside of Singapore through the facilities of a stock exchange on which the shares of Common Stock are listed. The shares are currently listed on New York Stock Exchange.

Securities Law Notification.

I understand that the option is being granted to me pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). I further understand that the ESPP has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. I understand and acknowledge that my option to purchase shares of Common Stock is subject to section 257 of the SFA and I am not permitted to sell, or offer to sell any shares of Common Stock in Singapore unless such sale or offer is made (i) within six months from the date of offering or (ii) pursuant to exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation.

I acknowledge that if I am a director, associate director or shadow director of a Singapore Subsidiary, I am subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when I receive an interest (e.g., an option or shares of Common Stock) in the Company or any Subsidiary within two business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming a director, associate director or shadow director.

SOUTH KOREA

Power of Attorney.

I am an employee working for a Subsidiary or affiliate of the Company in Korea (“ServiceNow Korea”), a corporation duly organized and existing under the laws of the Republic of Korea, and, by my election to participate in the Plan, I hereby appoint attorney-in-fact, ServiceNow Korea (including any successor entity), through its duly appointed representative, as my true and lawful representative, with full power and authority to do the following:
1. To prepare, execute and file any report/application and all other documents required for implementation of the ServiceNow, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”) in Korea;

2.  To take any action that may be necessary or appropriate for implementation of the ESPP with the competent Korean authorities, including but not limited to the transfer of my payroll deductions through a foreign exchange bank; and

3. To constitute and appoint, in its place and stead, and as its substitute, one or more representatives, with power of revocation.

Exhibit 10.3
I hereby ratify and confirm as my own act and deed all that such representative may do or cause to be done by virtue of this instrument.

Foreign Asset/Account Reporting Information.

Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end during the calendar year. I understand that I should consult with my personal tax advisor to determine how to value my foreign accounts for purposes of this reporting requirement and whether I am required to file a report with respect to such accounts.

SPAIN

Nature of Grant.

The following provision supplements Section 1 of this Appendix:

By completing the enrollment process and accepting the Enrollment/Change Form, I consent to participation in the ESPP and acknowledge that I have received a copy of the ESPP.

I understand that the Company has unilaterally, gratuitously and discretionally decided to offer participation in the ESPP to eligible employees of the Company or any Subsidiary. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary other than as expressly set forth in the Enrollment/Change Form. Consequently, I understand that the ESPP is offered on the assumption and condition that the ESPP and any shares of Common Stock issued upon exercise of this purchase right are not a part of any employment or service contract (either with the Company or any Parent or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever.

Further, I understand and agree that, unless otherwise expressly provided for by the Company or set forth in the ESPP or the Enrollment/Change Form, I will cease to be a Participant in the ESPP upon the termination of my status as an eligible employee for any reason (including for the following reasons) and my contributions to the ESPP shall cease and the amounts returned to me, without interest, as soon as administratively possible. Such reasons for termination include, but are not limited to resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Company, in its sole discretion, shall determine the date when my status as an eligible employee has terminated for purposes of the right to purchase shares of Common Stock under the ESPP.

In addition, I understand that this grant would not be made to me but for the assumptions and conditions referred to above; thus, I acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any offer of the right to participate in the ESPP shall be null and void.

Exhibit 10.3
Securities Law Notification.

The offer of the option to purchase shares of Common Stock described in the Enrollment/Change Form does not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the offer of the ESPP. The Enrollment/Change Form (including this Appendix) has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Foreign Asset/Account Reporting Notification.

To the extent that I hold assets (e.g., shares of Common Stock, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of asset as of December 31 each year, I am required to report information on such rights and assets on my tax return for such year. Shares of Common Stock acquired under the ESPP constitute securities for purposes of this requirement, but unvested awards (e.g., the right to purchase shares of Common Stock under the ESPP) will not be considered an asset for purposes of this requirement. If applicable, I must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties to me. Accordingly, Spanish residents should consult with personal tax and legal advisors to ensure proper compliance with their reporting obligations.

Spanish residents are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts (including shares of Common Stock), if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000. I understand I should consult with my personal tax or legal advisor for further information regarding my exchange control reporting obligations.

Exchange Control Notification.

Spanish residents who acquire shares of Common Stock under the ESPP must declare such acquisition to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Residents also must declare ownership of any shares of Common Stock by filing a Form D-6 with the Directorate of Foreign Transactions each January while such shares of Common Stock are owned. In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

Exhibit 10.3
SWEDEN

Responsibility for Taxes.

The following provisions supplement Section 6 of the Enrollment/Change Form:

Without limiting the Company’s and the Employer's authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 6 of the Enrollment/Change Form, in enrolling in the ESPP I authorize the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to me upon purchase to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Securities Law Notification.

The ESPP is not intended to be publicly offered in or from Switzerland. Because the offer of participation in the ESPP is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the ESPP (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

United Kingdom

Responsibility for Taxes.

The following provisions supplement Section 6 of the Enrollment/Change Form:

Without limitation to Section 6 of the Enrollment/Change Form, I agree that I am liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). I also agree to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on my behalf.

Notwithstanding the foregoing, if I am a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), I understand that I may not be able to indemnify the Company for the amount of any income tax not collected from or paid by me within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs as it may be considered to be a loan and therefore, it may constitute a benefit to me on which additional income tax and National Insurance contributions (“NICs”) may be payable. I understand that I will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs (including Employer NICs, as defined below) due on this additional benefit, which may also be recovered from me by any of the means referred to in Section 6 of the Enrollment/Change Form.

Exhibit 10.3
If I fail to comply with my obligations in connection with the income tax as described in this section, the Company may refuse to deliver the shares of Common Stock subject to the ESPP

National Insurance Contributions Acknowledgment.

As a condition of participation in the ESPP and the purchase of shares of Common Stock, I agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the option/purchase of shares and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, I agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. I further agree to execute such other joint elections as may be required between me and any successor to the Company and/or the Employer. I further agree that the Company and/or the Employer may collect the Employer NICs from me by any of the means set forth in section 6 of the Enrollment/Change Form.

If I do not enter into a Joint Election prior to purchasing shares or if approval of the Joint Election has been withdrawn by HMRC, the option shall become null and void without any liability to the Company and/or the Employer and I may not purchase shares under the ESPP.

Exhibit 10.3
SPECIAL NOTICE FOR EMPLOYEES IN DENMARK
EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations, as amended effective January 1, 2019 (the “Stock Option Act”), you are entitled to receive the following information regarding participation in the ServiceNow, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”) in a separate written statement.

This statement contains only the information mentioned in the Stock Option Act, while the other terms and conditions of your grant of stock options to purchase shares of the common stock of ServiceNow, Inc. (the “Company”) are described in detail in the ESPP, the Enrollment/Change Form and the applicable country-specific supplement, which have been made available to you.

1. Time of grant of right to purchase stock

Provided always that at the relevant time you are eligible to participate in the ESPP, at the beginning of successive six (6)-month offering periods, the Company will grant you a right to purchase shares of stock in the Company that may be exercised on the last day of each offering period.

2. Terms or conditions for grant of a right to future purchase of stock

The ESPP is offered at the discretion of the Company’s Board of Directors.

3. Purchase Date

If you are employed by the Company or one of its participating subsidiaries or affiliates on the last day of an offering period, shares of common stock will automatically be purchased for you with your accumulated payroll deductions. If shares are purchased for you at the end of an offering period, the number of shares purchased will depend on the purchase price, the amount of your accumulated payroll deductions and the share purchase limits in the ESPP. You will be the immediate owner of the common stock purchased with your accumulated payroll deductions and, subject to the limitations in the ESPP, you may sell your shares of common stock purchased under the ESPP at any time, subject to any Company insider trading restrictions.

4. Purchase Price

The purchase price per share is the lower of 85% of the fair market value of the Company’s common stock on the first market day of the offering period or on the date the stock purchase right is exercised, i.e., the last market day of the offering period.

5. Your rights upon termination of employment

Termination of your employment for any reason, including retirement, death, disability, or the failure to remain an eligible employee under the ESPP, immediately terminates your participation in the ESPP. In such event, accumulated payroll deductions credited to your account will be returned to you or, in the case of your death, to your legal representative, without interest (except to the extent required due to local legal requirements).

Exhibit 10.3

6. Financial aspects of participating in the ESPP

Aside from the payroll deductions which will start after you enroll in the ESPP, the ESPP offering has no immediate financial consequences for you. The value of the purchase rights and the value of the shares purchased for you under the ESPP are not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

Shares of stock are financial instruments and investing in stocks will always have financial risk. The possibility of profit at the time you sell your shares will not only be dependent on the Company’s financial development, but inter alia also on the general development on the stock market. In addition, after you purchase shares, the shares could decrease in value even below the purchase price.

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, CA 95054
U.S.A.

Exhibit 10.3
SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK
ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret m.v. i ansættelsesforhold som ændret pr. 1. januar 2019 (“Aktieoptionsloven”) er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger om deltagelse i ServiceNow, Inc.’s medarbejderaktieordning - 2012 Employee Stock Purchase Plan (“ESPP-planen”).

Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven, mens de øvrige vilkår og betingelser for din tildeling af aktieoptioner til køb af ordinære aktier i ServiceNow, Inc. (“Selskabet”) er nærmere beskrevet i ESPP-planen, Tilmeldings-/Ændringsblanketten (Enrollment/Change Form) og det gældende landespecifikke tillæg, som du har modtaget.

1. Tidspunkt for tildeling af retten til at købe aktier

Forudsat at du er berettiget til at deltage i ESPP-planen på det pågældende tidspunkt vil Selskabet ved påbegyndelsen af successive tilbudsperioder på seks (6) måneder tildele dig retten til at købe aktier i Selskabet, som kan udøves på den sidste dag i hver tilbudsperiode.

2. Kriterier og betingelser for tildeling af retten til senere at købe aktier

ESPP-planen tilbydes efter Selskabets bestyrelses eget skøn.

3. Købsdato

Hvis du er ansat i Selskabet eller i et af de deltagende datterselskaber eller en af de deltagende tilknyttede virksomheder på den sidste dag i en tilbudsperiode, vil der automatisk blive købt ordinære aktier til dig for det akkumulerede beløb, der er fratrukket dine nettolønudbetalinger. Hvis der købes aktier til dig ved udløbet af en tilbudsperiode, vil antallet af købte aktier afhænge af købskursen, størrelsen på det akkumulerede beløb, der er fratrukket dine nettolønudbetalinger, samt af de begrænsninger for aktiekøb, der er fastsat i ESPP-planen. Du vil blive indehaver af de ordinære aktier, der er købt for det akkumulerede beløb, der er fratrukket dine nettolønudbetalinger, og du kan, med de begrænsninger, der følger af ESPP-planen, til enhver tid sælge de ordinære aktier, som du har købt i henhold til ESPP-planen, med forbehold for eventuelle begrænsninger i Selskabets regler om insiderhandel.

4. Købskurs

Købskursen pr. aktie er den værdi, der er lavest af 85 % af kursværdien af Selskabets ordinære aktier på enten den første handelsdag i tilbudsperioden eller på den dato, hvor retten til at købe aktier udøves, dvs. den sidste handelsdag i tilbudsperioden.

5. Din retsstilling i forbindelse med fratræden

Opsigelse af din ansættelse, uanset årsagen hertil, herunder pensionering, død, invaliditet eller den manglende fortsatte opfyldelse af at forblive en berettiget medarbejder under ESPP'en, medfører øjeblikkeligt ophør af din deltagelse i ESPP. I et sådant tilfælde vil akkumulerede løntræks beløb krediteret til din konto blive returneret til dig, eller i tilfælde af din død, til din juridiske repræsentant, uden renter (bortset fra i det omfang, det er påkrævet af lokale juridiske krav).

Exhibit 10.3

6. Økonomiske aspekter ved at deltage i ESPP-planen

Bortset fra de fradrag i dine nettolønudbetalinger, som påbegynder, når du er blevet tilmeldt ESPP-planen, har deltagelsen i ESPP-planen ingen umiddelbare økonomiske konsekvenser for dig. Værdien af købsretten og af de aktier, der købes til dig i henhold til ESPP-planen, indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovpligtige, vederlagsafhængige ydelser.

Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Muligheden for at opnå en gevinst, når du sælger dine aktier, afhænger ikke alene af Selskabets økonomiske udvikling, men også af den generelle udvikling på aktiemarkedet. Derudover kan aktierne efter købet falde til en værdi, der måske endda ligger under købskursen.

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, CA 95054
U.S.A.

Exhibit 10.3
SERVICENOW, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A. The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to participate in the Employee Stock Purchase Plan pursuant to the 2012 Employee Stock Purchase Plan (the “ESPP”), and

B. ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, CA 95054, U.S.A. (the “Company”), which may grant options under the ESPP and is entering into this Election on behalf of the Employer.

1.Introduction

a.This Election relates to the options granted to the Employee under the ESPP on or after June 19, 2012, up to the termination date of the ESPP.

b.In this Election the following words and phrases have the following meanings:

i.“Chargeable Event” means, in relation to the ESPP:

•the acquisition of securities pursuant to the options (within section 477(3)(a) of ITEPA);

•the assignment (if applicable) or release of the options in return for consideration (within section 477(3)(b) of ITEPA);

•the receipt of a benefit in connection with the options, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

•post-acquisition charges relating to the shares acquired pursuant to the ESPP (within section 427 of ITEPA); and/or

•post-acquisition charges relating to the shares acquired pursuant to the ESPP (within section 439 of ITEPA).

ii. “ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

iii. “SSCBA” means the Social Security Contributions and Benefits Act 1992.

c. This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the ESPP pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

d. This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

Exhibit 10.3
e. This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2. The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3. Payment of the Employer’s Liability

a.The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

i.by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

ii.directly from the Employee by payment in cash or cleared funds; and/or

iii.by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive pursuant to the options, the proceeds of which must be delivered to the Employer in sufficient time for payment to be made to HMRC by the due date; and/or

iv.where the proceeds of the gain are to be made through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive pursuant to the options, such amount to be paid in sufficient time to enable the Company to make payment to HMRC by the due date; and/or

v.through any other method as set forth in the applicable Enrollment/Change Form entered into between the Employee and the Company.

b. The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the ESPP until full payment of the Employer’s Liability is received.

c. The Company agrees to remit the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

Exhibit 10.3

4. Duration of Election

a.The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

b.This Election will continue in effect until the earliest of the following:

i. the Employee and the Company agree in writing that it should cease to have effect;

ii.on the date the Company serves written notice on the Employee terminating its effect;

iii.on the date HMRC withdraws approval of this Election; or

iv.after due payment of the Employer’s Liability in respect of the ESPP to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that by accepting enrolling in the ESPP where indicated on the Fidelity enrollment page, the Employee agrees to be bound by the terms of this Election as stated above.

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on
behalf of the Company ____________________________

Name Russell Elmer

Position General Counsel

Exhibit 10.3

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

Service-Now.com UK Limited

Registered Office:	Strada Building, 1Bridge Street, Ground Floor & 1st Floor, Staines TW18 4TP, United Kingdom
Company Registration Number:	6299383
Corporation Tax District:	201 South London
Corporation Tax Reference:	201 63597 20602
PAYE Reference:	581/LA08194